Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Form S-11 on Form S-3 (Registration Statement No. 333-164313) of our report dated March 5, 2015, relating to the consolidated financial statements and financial statement schedule of Phillips Edison Grocery Center REIT II, Inc. appearing in the Annual Report on Form 10-K of Phillips Edison Grocery Center REIT II Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 12, 2016